 Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Big Rock Partners Acquisition Corp. (the “Company”) on Form S-1 of our report dated October 13, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Big Rock Partners Acquisition Corp. as of September 30, 2017 and for the period from September 18, 2017 (inception) through September 30, 2017, appearing in the Registration Statement on Form S-1, as amended (File No. 333-220947) of Big Rock Partners Acquisition Corp.

/s/ Marcum llp

Marcum llp
New York, NY
November 20, 2017